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                                                                   EXHIBIT 10.21

CONFIDENTIAL

                        SEPARATION AGREEMENT AND RELEASE

       This Separation Agreement and Release (together with its attachments, the "Agreement") is made and entered into as of December 14, 2001 by and between Transmeta Corporation, a Delaware corporation (together with its subsidiaries, successors and assigns, the "Company"), and David P. Jensen (the "Employee").

       WHEREAS, the Employee has been employed by the Company in the office of Vice President of Operations;

       WHEREAS, the Employee and the Company terminated that employment relationship, and the Employee resigned his position as an officer of the Company effective November 16, 2001;

       WHEREAS, the Company believes that it is in the best interest of its shareholders to enter into a comprehensive separation agreement and release with the Employee;

       WHEREAS, the Employee and the Company (the "Parties") desire to settle fully and finally any and all differences between them, and so have negotiated and agreed to a final settlement of their respective rights, obligations and liabilities;

       NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Employee and the Company hereby agree as follows:

       1. Resignation. The Parties agree that as of November 16, 2001, the Employee has tendered, and the Company has accepted, his resignation as Vice President of Operations and any and all other offices that he may have held with the Company or any affiliate or subsidiary of the Company (the "Resignation Date"). From the Resignation Date through and including December 31, 2001, the Employee shall continue as an employee of the Company and provide such services as are requested by the Company's Chief Executive Officer or President.

       2. Severance Payment. The Company shall continue to pay to the Employee his normal salary and such other incentives and benefits as he might earn, subject to ordinary tax withholding, in accordance with its ordinary payroll schedule through and including December 31, 2001. The Company shall also make to the Employee a final lump sum severance payment of $135,000, subject to the Employee's continued compliance with the terms and covenants set out in this Agreement, on January 2, 2002. The Employee acknowledges that such $135,000 sum represents a gross amount before all applicable federal, state and local withholding taxes that are required to be deducted by the Company.

       3. Benefits. From the Resignation Date through and including December 31, 2001, the Company shall continue to make available to the Employee all Company benefits that were available to and received by the Employee immediately before the


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Resignation Date. The Employee and each eligible dependent who constitutes a qualified beneficiary, as defined in Section 4980B(g)(1) of the Internal Revenue Code of 1986, as amended, will be eligible to continue coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA"), within the time period prescribed pursuant to COBRA. After December 31, 2001, upon the Employee's timely COBRA election, and to the extent consistent with the terms of the Company's existing health plan, the Company will continue to pay for the Employee's present election of group health benefits (including medical, dental, and vision coverage) for the Employee and his dependents until he finds employment providing comparable health benefits, or through and including December 31, 2002, whichever occurs first.

       4. Reimbursements. The Company shall promptly reimburse the Employee for any reasonable business expenses properly incurred by the Employee through December 31, 2001 and duly submitted by the Employee for reimbursement.

       5. Stock Options. With respect to the stock options granted to the Employee by the Company, the Parties acknowledge and agree to the following:

       a. The parties acknowledge and agree that the stock option granted to the Employee on July 26, 2001 to purchase 100,000 shares of the Company's common stock at an exercise price of $3.11 per share is hereby canceled and terminated in full. The Employee acknowledges and agrees that he has not exercised that option to purchase any shares of the Company's common stock and that, effective as of the date of this Agreement, he shall have no surviving right, title or interest in that stock option.

       b. The Parties acknowledge that they previously entered into that certain Stock Repurchase Agreement on November 27, 2001 (the "Stock Repurchase Agreement"), pursuant to which (1) the Company exercised its right to repurchase at the market price of $3.22 per share all 550,000 shares of the Company's common stock that originated in the stock option granted to the Employee by the Company on February 18, 2000 to purchase such shares for $3.62 per share (the "Stock Option"), (2) the Company paid the price for that stock repurchase by canceling debt owed by Employee under the promissory note issued by the Employee for the purpose of exercising the Stock Option (the "Note") in an amount equal to the repurchase price, and (3) the Company canceled the Note and any and all remaining debts or obligations owed by the Employee under the Note. The Employee acknowledges that he is solely responsible for any and all tax consequences arising from or relating to the cancellation of the Note by the Company; provided, however, that the Company shall make timely and appropriate tax withholding payments in a total amount not to exceed $420,000 in the aggregate on behalf of or for the benefit of the Employee relating to the cancellation of the Note.

       c. The Employee acknowledges and agrees that the Company has not issued to him any option to purchase common stock of the Company other than the stock options described above in sections 5.a and 5.b of this Agreement, and that he has no other right, title or interest in or to any option or right to acquire common stock of the Company.


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       6. Releases.

       a. Release by the Employee. In consideration of the Company entering into this Agreement, the Employee, on behalf of himself and his heirs, executors, administrators, successors and assigns (collectively, the "Releasing Employee Parties"), knowingly and voluntarily releases and discharges the Company, each of its subsidiaries and affiliates, their respective current and former officers, employees, agents and directors, and any successor or assign of any of the foregoing (collectively, the "Released Company Parties"), from any claim, charge, action or cause of action any of the Releasing Employee Parties may have against any of the Released Company Parties, whether known or unknown, from the beginning of time through the Effective Date based upon any matter, cause or thing whatsoever related to or arising out of the Employee's employment with the Company or the termination thereof. Notwithstanding the foregoing, this release shall not extend to or discharge any rights to or claims for indemnification, including associated expenses and attorneys fees and the advancement of either of the foregoing, that Executive currently has or may in the future have under any of the following: the Certificate of Incorporation or By-Laws of the Company, under any applicable insurance policy, or under that certain Indemnity Agreement dated as of September 13, 2000 between Executive and the Company (the "Indemnity Agreement"). In addition, this release shall not extend to or discharge (i) the Employee's right to enforce the terms and conditions of this Agreement, or (ii) any rights or claims that might arise after the Effective Date, or (iii) the Employee's right to enforce the terms and conditions of the Stock Repurchase Agreement, or (iv) the Employee's right to enforce the terms and conditions of the Indemnity Agreement or the Company's Certificate of Incorporation or its Bylaws, all of which rights shall be preserved. The Employee represents and warrants that he currently knows of no basis for any claims against the Company, and that neither he nor anyone acting on his behalf has filed any claim, action, suit, complaint or proceeding against the Company in any agency, court or other forum or tribunal.

       b. Release by the Company. In consideration of the Employee entering into this Agreement, the Company, on behalf of itself and its subsidiaries, successors and assigns (collectively, the "Releasing Company Parties"), knowingly and voluntarily releases and discharges the Employee, and each of the Employee's heirs, family members, executors, administrators and attorneys, and any successor or assign of any of the foregoing (collectively, the "Released Employee Parties"), from any claim, charge, action or cause of action that any of the Releasing Company Parties may have against any of the Released Employee Parties, whether known or unknown, from the beginning of time through the Effective Date based upon any act, fact, omission, matter, cause or thing whatsoever, whether or not related to or arising out of the Employee's employment with the Company or the termination thereof. Notwithstanding the foregoing, this release shall not extend to or discharge (i) the Company's right to enforce the terms and conditions of this Agreement, or (ii) any rights or claims that might arise after the Effective Date, or (iii) the Company's right to enforce the terms and conditions of the Stock Repurchase Agreement, or (iv) the Company's right to enforce the terms and conditions of the Proprietary Rights Agreement, or (v) the Company's right to enforce the terms and


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conditions of the Indemnity Agreement, its Certificate of Incorporation or its
Bylaws, or (vi) the Company's right to collect any applicable federal, state or local withholding taxes that are required to be deducted by the Company for any reason, all of which rights and claims shall be preserved. The Company represents and warrants that it currently knows of no basis for any claims by it against any Released Employee Party, and that neither the Company nor anyone acting on its behalf has filed any claim, action, suit, complaint or proceeding against any Released Employee Party in any agency, court or other forum or tribunal.

       c. The releases and discharges provided in subsections 6.a and 6.b above include, but are not limited to, any rights or claims under United States federal, state or local law for wrongful or abusive discharge, or for discrimination based upon race, color, ethnicity, sex, age, national origin, religion, disability, sexual orientation, including rights or claims under the Age Discrimination in Employment Act of 1967 ("ADEA"). The Employee expressly waives any right or benefit that otherwise would be available to him pursuant to section 1542 of the Civil Code of the State of California, which statute provides as follows: "A Release does not extend to claims which the creditor does not know or suspect to exist in Employee's favor at the time of executing the release, which if known by him must have materially affected Employee's settlement with the debtor."

       d. The Employee affirms that that he has been advised by the Company to consult with an attorney of his choice concerning the terms and conditions set forth herein; that he has been given at least twenty-one (21) days within which to consider this release and its consequences; that he has seven (7) days after the date of this Agreement to revoke and cancel this Agreement by written notice to the Company; and that this Agreement shall not become effective or enforceable until the eighth day following its execution (the "Effective Date").

       7. Cooperation. For the period that commences on the Effective Date and expires on December 31, 2003, the Employee hereby agrees to assist the Company, upon reasonable request by the Company and subject to the Employee's personal and business schedule, in connection with any pending or future dispute, litigation, arbitration or similar proceeding or investigation ("Dispute") or any regulatory request or filing involving the Company, any of its directors, or any of the directors of any of its subsidiaries, provided such Dispute or regulatory request or filing related to a matter of which he had knowledge or for which he was responsible prior to December 31, 2001, and that such request for assistance is neither unduly burdensome nor unreasonable. The Company shall promptly reimburse the Employee for, or promptly advance to the Employee, all costs and expenses reasonably incurred by the Employee in connection with rendering assistance to the Company in connection with any such Dispute or regulatory request or filing, including without limitation reasonable fees and disbursements of separate counsel for the Employee if the Employee reasonably determines that the matter is of a nature which indicates that he should have separate representation. Such expenses shall be reimbursed or advanced promptly after the Employee's submission to the Company of statements in such reasonable detail as the


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Company may require. Time devoted by the Employee to assisting the Company pursuant to this Section 7, shall not be required to exceed 20 hours in any month.

       8. Publicity and Non-Disparagement.

       a. Unless and until the Company publicly discloses this Agreement, the Employee shall neither discuss any aspect of the terms of this Agreement with, nor disclose all or any portion of this Agreement to, any person or organization. Notwithstanding anything elsewhere to the contrary, the Employee may in any event discuss this Agreement with, and disclose all or any portion of this Agreement to, his spouse and his legal, tax and financial advisors.

       b. The Employee agrees that he shall not intentionally make any public statement to third parties, the public, the press or the media, or any administrative agency that is intended to disparage the Company or to cause injury to the Company or any of its officers, directors, or employees. The Company agrees that it shall use its reasonable best efforts to cause its officers, directors and employees not knowingly to make any public statement to third parties, the public, the press or the media, or any administrative agency intending to disparage the Employee.

       c. Notwithstanding the foregoing, nothing in this Section 8 shall prevent any person from:

              (i) responding publicly to incorrect, disparaging or derogatory public statements to the extent reasonably necessary to correct or refute such public statements, provided, in the case of the Employee, that, prior to making any such responses or statements he has informed the Company of their substance and tenor reasonably in advance and discussed his intended course of action with it; or,

              (ii) disclosing this Agreement, or making any truthful statement, to the extent (x) necessary to enforce this Agreement or (y) required by law or by any court, arbitrator or administrative or legislative body (including any committee thereof) with apparent jurisdiction to order such person to disclose or make accessible such information.

       9. Non-Competition. For a one-year period commencing on December 31, 2001, the Employee shall not manage, operate, control or serve for any company in any position or capacity in which the Employee would be responsible for or materially involved in the manufacture or development of any x86 compatible microprocessor product that competes or is contemplated to compete with any product sold or under development by the Company as of the Effective Date of this Agreement. The Employee warrants and represents that, as of the Effective Date, he is in compliance with this Section 9.


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       10. Confidentiality and Protection of Proprietary Information.

       a. The Employee hereby acknowledges and expressly reaffirms his covenants and obligations pursuant to that certain Agreement Regarding Proprietary Information & Inventions, effective as of February 14, 2000, between the Employee and the Company (the "Proprietary Rights Agreement"), to which agreement the Employee acknowledges that he is bound.

       b. The Employee hereby agrees and covenants that he shall return or cause to be returned to the General Counsel of the Company any and all property of the Company of any kind or description whatsoever which on the Effective Date is in his possession or under his control (including, but not limited to, any Confidential Information in written or other tangible form) and shall not retain any copies, duplicates, reproductions or excerpts thereof, except as otherwise provided hereunder. The Employee represents and warrants to the Company that he has returned to the Company all property or data of Company of any type whatsoever, including but not limited to any planning data, personnel data, historical or projected financial data, compensation data, computer software and any and all documents in hardcopy or electronic format, that has been in Employee's possession or control. Anything to the contrary notwithstanding, nothing in this Section 10 shall prevent the Employee from retaining papers and other materials of a personal nature, including personal diaries and Rolodexes, information showing his compensation or relating to reimbursement of expenses, information that he reasonably believes may be needed for tax purposes, and copies of plans, programs and agreements relating to his employment with the Company.

       c. Notwithstanding the foregoing, the provisions of this Section 10 shall not apply (i) to any disclosure or use of Confidential Information in connection with providing services or assistance pursuant to Section 7, (ii) to any disclosure that may be required by law or by any court, arbitrator, or administrative or legislative body with apparent jurisdiction to order the Employee to disclose or provide any such Confidential Information, (iii) to any disclosure of Confidential Information reasonably required to enforce the terms of this Agreement, or (iv) to any Confidential Information that becomes generally known to the public other than as a result of any violation of this Agreement by the Employee.

       11. Non-Solicitation. For a one-year period commencing on December 31, 2001, the Employee shall not, directly or indirectly, without the prior written consent of the Company, knowingly solicit, induce, or attempt to induce, either for himself or on behalf of any company or business organization in which he serves as an officer, employee, partner, director, or consultant, any employee or consultant of the Company to terminate his, her or its employment or consulting relationship with the Company, whether for employment or to consult with a third party or otherwise. Anything to the contrary notwithstanding, the Company agrees that this Section 11 does not prohibit the Employee from (i) responding to an unsolicited request from any present or former employee of the Company for advice on employment matters, or (ii) responding to an unsolicited request for an employment reference for any present or former employee of the Company, by


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providing a reference setting out his personal views about such present or former employee.

       12. Indemnification. The Company agrees that, if the Employee is made a party to, is threatened to be made a party to, receives any legal process in, or receives any discovery request or request for information in connection with, any action, suit or proceeding, whether civil, criminal, administrative or investigative (a "Proceeding"), by reason of the fact that he was a director, officer, employee, consultant or agent of the Company, the Employee shall be indemnified and held harmless by the Company to the fullest extent permitted or authorized by the Company's Articles of Incorporation and By-Laws against any and all costs, expenses, liabilities and costs incurred or suffered by the Employee in connection therewith, and such indemnification shall continue as to the Employee even though he has ceased to be a director, officer, member, employee, consultant or agent of the Company or other entity and shall inure to the benefit of the Employee's heirs, executors and administrators.

       13. Notice. Any notice, request, or other communication given in connection with this Agreement shall be in writing and shall be deemed to have been given (i) when delivered personally to the recipient or (ii) provided that a written acknowledgement of receipt is obtained, three days after being sent by prepaid certified or registered mail, or two days after being sent by a nationally recognized overnight courier, to the address specified below for the recipient (or to such other address as the recipient shall have specified by ten days' advance written notice given in accordance with this Section 13). Such communication should be addressed to the Employee at his principal residence and to the Company at its corporate headquarters to the attention of the General Counsel.

       14. Entire Agreement. Except as expressly set forth herein, this Agreement contains the entire agreement between the parties concerning the subject matter hereof and supersedes all prior agreements, understandings, discussions, negotiations, and undertakings, whether written or oral, between the parties with respect thereto. Notwithstanding the foregoing sentence, the Parties acknowledge and agree that this Agreement shall not supersede any of the extant written agreements specifically referred to or identified in the provisions this Agreement. This Agreement may be modified only by a written document signed by the Employee and a duly authorized officer of the Company. Any waiver by any person of any provision of this Agreement shall be effective only if in writing and signed by the person against whom enforcement of the waiver is sought. For any waiver or modification to be effective, it must specifically refer to this Agreement and to the terms or provisions being modified or waived. No waiver of any provision of this Agreement shall be effective as to any other provision of this Agreement except to the extent specifically provided in an effective written waiver.

       15. Severability. In the event that any provision or portion of this Agreement shall be determined to be invalid or unenforceable for any reason, the remaining provisions or portions of this Agreement shall be unaffected thereby and shall remain in full force and effect to the fullest extent permitted by law.


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       16. Governing Law. This Agreement shall be governed by and construed and interpreted in accordance with the laws of the State of California.

       17. Headings. The headings of the Sections contained in this Agreement are for convenience only and shall not be deemed to control or affect the meaning or construction of any provision of this Agreement.

       18. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument. Signatures delivered by facsimile shall be effective for all purposes.

       IN WITNESS WHEREOF, the Parties have executed this Agreement.

PLEASE READ CAREFULLY. THIS SEPARATION AGREEMENT AND RELEASE INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.


                                  THE EMPLOYEE:  David P. Jensen

                                  Executed this 14th day of December, 2001.

                                   /s/ David P. Jensen
                                   ------------------------------
                                   David P. Jensen

                                   THE COMPANY:  Transmeta Corporation

                                   Executed this 14th day of December, 2001.

                                   Transmeta Corporation


                                   By: /s/ R. Hugh Barnes
                                       --------------------------
                                       R. Hugh Barnes
                                       President and Chief Operating Officer

                    Address:       3940 Freedom Circle
                                   Santa Clara, California 95054
                                   Telephone:  408-919-3000


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